Exhibit 10.2

1400 Seaport Boulevard
Redwood City
California 94063
U.S.A.
main +1 650 562 0200
fax +1 650 817 1499
www.openwave.com

October 4, 2004

Mr. Allen Snyder

c/o Openwave Systems Inc.

1400 Seaport Boulevard

Redwood City, CA 94063

Re:	Amended and Restated Employment Terms

Dear Allen:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement dated October 4, 2004, between you and the Company (the “Change of Control Agreement”) and the Confidentiality and Invention Assignment Agreement dated September 1, 2002 between you and the Company (the “Confidentiality and Invention Assignment Agreement”). The terms set forth below are effective as of October 1, 2004, except as otherwise set forth below.

1. Title and Cash Compensation.

Your title will be Executive Vice President, Server Business. You will continue to report to me in my capacity as President and CEO. Effective October 1 2004, your monthly base salary will be $29,166.66 per month or $350,000 on an annualized basis.

Until December 31, 2004, you will be eligible for the incentive cash compensation under the Company’s existing variable pay plan (“VPP”). Under this VPP, you are eligible for a quarterly bonus based upon a target which shall be one hundred percent (100%) of your quarterly base salary, with the actual quarterly incentive cash award determined to be below, at, or above based upon a combination of (a) the Company’s achievement level against sales and other financial objectives and (b) an individual modifier component based upon your individual performance as determined by the Compensation Committee in consultation with the CEO. Regardless, your maximum quarterly incentive cash award shall not exceed two hundred percent (200%) of your quarterly base salary. Your quarterly target incentive objectives are established by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in consultation with the CEO. Any quarterly incentive cash award due under the VPP shall be paid within forty-five (45) days following the end of the corresponding quarter.

Commencing January 1, 2005, you shall be eligible for a semi-annual incentive cash award from the Company under the VPP or alternatively the Company’s Corporate Incentive Plan for Executives (“CIP”), based upon a target for each semi-annual period which shall be fifty percent (50%) of your annual base salary (i.e., $175,000 at your current base salary). Your actual annual incentive cash award may be below, at, or above target and will be based upon a combination of (a) the Company’s achievement level against financial and performance objectives, (b) the Company’s server business achievement level against financial and performance objectives and (c) an individual modifier component based upon your individual performance as determined by the Compensation Committee in consultation with the CEO. The Company and you agree that the incentive cash awards shall be determined under the VPP until such time as the CIP is in effect and is designed to be fully funded if the Company meets the CIP performance targets, at which point your incentive cash awards will be determined by the CIP. Regardless, you are only eligible for payments under either the VPP or CIP for any given period, and not both, and the maximum possible payout to you under the VPP and the CIP, as applicable, for each six-month period is one hundred fifty percent (150%) of the target incentive cash for each such period. The terms of the VPP or CIP, as applicable, including the financial and performance objectives for the Company and the Company’s server business shall be established by the Compensation Committee in consultation with the CEO

2. Equity Awards.

Subject to approval of the Compensation Committee, you will receive (a) an option to purchase two hundred thousand (200,000) shares of Company common stock (the “Option”) and (b) restricted stock award of one hundred sixty thousand (160,000) shares of Company common stock (the “Restricted Stock Award”). The Option shall have an exercise price equal to fair market value on the date of grant and shall vest in equal monthly installments over a three-year period commencing from August 30, 2004. The Restricted Stock Award shall vest over four years in four equal installments of 40,000 shares each on the first four anniversaries after August 30, 2004. All vesting for the Option and the Restricted Stock Award shall be contingent upon your continued employment at the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of restricted stock award agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election.

You shall also be eligible for up to five additional restricted stock awards of ten thousand (10,000) shares each of the Company’s common stock based upon your achievement, on or prior to March 31, 2005, of specific sales objectives established by the Compensation Committee in consultation with the CEO and the Board of Directors (each, an “Additional Award”). Each Additional Award so granted shall vest over four years in four equal installments of 2,500 shares on the first four anniversaries after the date of grant. To the extent that you have achieved the required objectives for one or more of these Additional Awards on or prior to December 31, 2004, then the applicable restricted stock awards will be granted on or prior to February 15, 2005, and to the extent one or more Additional Awards are due based upon your achievement of the required objectives on or prior to March 31, 2005, then those Additional Awards will be granted on or prior to May 15, 2005. In each case, the actual date of grant shall be determined by the Compensation Committee of the Board of Directors or the Board of Directors. All vesting for any of these Additional awards granted shall be contingent upon your continued employment at the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, these additional restricted stock awards, if any, will be granted under and subject to the terms of the Company’s standard form of restricted stock award agreement.

In addition, if you are terminated without Cause (as defined in Exhibit A) (a) the next forty thousand (40,000) shares under the Restricted Stock Award due to vest within the next twelve (12) months, if any such shares remain unvested, and (b) the next 2,500 shares under each Additional Award due to vest within the next twelve (12) months, if any such shares remain unvested; in each case, shall accelerate and vest automatically upon termination of your employment.

You will not be eligible for a stock option award in connection with the Company’s 2004 executive option program.

3. Other Benefits.

If your employment is terminated other than for Cause (as defined in Exhibit A), at any time prior to October 1, 2008, provided that you sign a release in the form set forth at Exhibit B and confirmation of your agreement to be bound by the non-compete terms set forth at Exhibit C, with such reasonable changes as the Company may require to revise the list of competitors but without increasing the number of competitors, and to otherwise update the non-compete terms as appropriate at the date of such confirmation, you will receive, in lieu of any cash severance based upon your base salary or target incentive cash bonus payable under the Executive Severance Benefit Policy or the Change of Control Agreement, twelve (12) month’s base salary and twelve (12) month’s target incentive cash bonus based upon rates then in effect for you and paid over the next year in equal installments in accordance with the Company’s regular payroll periods. Termination by reason of your death or disability shall be treated as a termination other than for Cause for purposes of the preceding sentence only. If your employment is terminated other than for Cause, on or after October 1, 2008, you will receive severance payments in accordance with the Executive Severance Benefit Policy as then in effect, if any, or under the Change of Control Agreement, if applicable.

As an employee, you also will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

4. Additional Terms.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Susan Gonzalez no later than two days after your receipt of this letter.

/s/ DON LISTWIN
Don Listwin
President and CEO

Accepted by:

/s/ ALLEN SNYDER
Allen Snyder

EXHIBIT A

Definitions

“Cause” shall mean (i) negligence or misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) unsatisfactory performance after prior notice and a reasonable opportunity to cure the unsatisfactory performance in accordance with the Company’s policies, (vi) commission of any act of fraud with respect to the Company; (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

EXHIBIT B

Form of Release

This general release of claims (“Release”) is being executed pursuant to the terms set forth in that Letter Agreement relating to Employment terms between dated October 4, 2004, between me and the Company (the “Agreement”), which Agreement I have previously executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Company’s Confidential Information and Invention Assignment Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge Openwave, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

I agree that the claims released pursuant to this Release include all claims against individual employees of Openwave, whether or not such employees were acting within the scope of their employment.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

At Openwave’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Openwave.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this

Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EXECUTIVE

Allen Snyder

Date:

EXHIBIT C

Non-Compete Terms

Reference is made to that certain letter agreement relating to amended and restated employment terms between you and the Company, dated September     , 2004 (the “Employment Agreement”). If your employment is terminated without cause as more fully provided in the Employment Agreement, the Company has agreed to continue to pay your base salary and target cash incentive bonus for a twelve (12) month) period following termination of your employment. As a necessary condition to your entitlement to such payments, you have agreed not to compete with the Company as more fully described below. Should you violate the terms set fort below, the Company shall not be required to make any future payments to you under the 12 month salary and target incentive compensation provision and shall be entitled to recover prior payments made to you under that provision.

In your role as Executive Vice President, Server Business and prior senior executive roles at the Company including, without limitation, Senior Vice President, Worldwide Customer Operations, since commencing employment in December 2000, you acknowledge that you have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Were you to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, you acknowledge that Confidential Information could readily be used by you and provide the competing business with a significant competitive advantage against the Company.

Therefore, you agree that during your employment with the Company and for a period ending twelve (12) months from the termination of your employment with the Company, you will not, without the written consent of the Company, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever, in all cities, counties, states, and countries worldwide, in which the business of the Company or its affiliates is then being conducted or its products are being sold:

engage in any business role (at or with 7/24 Solutions, Access Japan, Comverse, Logica CMG, Ericsson, Hewlett Packard, Nortel, Nokia, Opera Software ASA, Siemens, Symbian or Qualcomm (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity)) with a business, division, or product group that is in Competition with the existing business of the Company or its subsidiaries

A business, division, or product group shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of providing (A) software or systems that enable Internet connectivity, or enables or provides data services, on mobile devices (such as messaging and location or location related services) to communication service providers or enterprise customers, whether the software is located on the server or the client (e.g., mobile device), or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its affiliates as of the date of your termination.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if you are not a controlling person of, or a member of a group which controls such entity, and you do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(1)(i)) one percent (1.0%) or more of any class of securities of such entity. The Company understands that you expect to serve as a member of the board of directors of certain other companies and agrees not to unreasonably withhold consent for you to serve in such capacities either during or after your employment with the Company.

You acknowledge that the Company may be irreparably harmed if you if you default in your obligations under this Exhibit C and that it would be extremely impracticable to measure the resulting damages. Accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance to enforce its rights under this Exhibit C, and you expressly waive the defense that a remedy in damages will be adequate for such a default.

The parties intend that the covenants and agreements contained in this Exhibit C and the Employment Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Exhibit C and the Employment Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, the parties request that the applicable court construe it by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as then in effect.